Exhibit 10.2

TRANSITION SERVICES AGREEMENT

This Transition Services Agreement (this “Agreement”) is made and entered into as of this 7th day of December, 2023 (the “Effective Date”), and the Services (as defined below) shall commence on the 15th day of January, 2024 (the “Commencement Date”), by and between Ralph C. Derrickson, an individual (“Service Provider”), and Kontron America, Incorporated, a Delaware corporation (“Service Recipient”). Service Provider and Service Recipient are sometimes collectively referred to herein as the “Parties,” and individually as a “Party.”

RECITALS

WHEREAS, on the Effective Date, pursuant to that certain Agreement and Plan of Merger, dated as of October 11, 2023, by and among Bsquare Corporation, a Washington corporation (“Bsquare”), Kontron Merger Sub., Inc., a Delaware corporation (“Merger Sub”), and Service Recipient, Merger Sub merged with and into Bsquare (the “Merger”), with Bsquare surviving the Merger as a direct, wholly owned subsidiary of Service Recipient;

WHEREAS, Service Provider is currently serving as the President and Chief Executive Officer of Bsquare; provided, that, on the Effective Date and in connection with the consummation of the Merger, Bsquare and Service Provider entered into that certain Separation and Release Agreement, pursuant to which Service Provider’s final date of employment with Bsquare shall be December 31, 2023; and

WHEREAS, following the consummation of the Merger and the cessation of Service Provider’s employment with Bsquare, Service Recipient will require certain support services of Service Provider in order to facilitate the transition of the operation of Bsquare’s business to Service Recipient and its affiliates.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing, the mutual promises and covenants set forth in this Agreement, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties agree as follows:

ARTICLE 1. SERVICES

Section 1.1 Services. Service Provider will provide general consulting services to Service Recipient upon the request of Service Recipient and at such times as may be reasonably requested by Service Recipient and agreed to by Service Provider pursuant to the terms of this Agreement and upon the terms and subject to the conditions hereof (the “Services”). Each Service shall commence on the Commencement Date and continue for the applicable duration of the Term (as defined below) of this Agreement, unless earlier terminated pursuant to this Agreement.

Section 1.2 Mutual Cooperation. The Parties shall cooperate in good faith with each other in connection with the performance and receipt of the Services, including by developing reasonable procedures with respect to information sharing, transfer of data and similar matters.

ARTICLE 2. FEES AND PAYMENT TERMS; TAXES

Section 2.1 Fees. On the conditions that the Service Provider does not breach or fail to perform any obligation under this Agreement, including the provision of Services and delivery of the work product contemplated hereby, as full compensation for the Services and the rights granted to the Client in this Agreement, the Parties agree to the following fee structure (the “Fees”): From the Commencement Date until the termination or expiration of this Agreement, (i) Service Recipient shall pay to Service Provider $200.00 per hour, and (ii) Service Provider shall be available to provide Services a minimum of 16 hours per week, Monday through Friday from 9:00 a.m. to 5:00 p.m. Pacific Time, except as otherwise mutually agreed by the Parties.
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Section 2.2 Other Payment Terms. Service Provider will provide an invoice to Service Recipient indicating the hours worked by Service Provider and a general description of the Services rendered. Service Recipient shall set forth in writing and in reasonable detail any information contained in such invoice that Service Recipient disputes in good faith and the basis or reason for the dispute. Upon receipt of such notice, the Parties will make reasonable good faith efforts to promptly resolve the dispute, and Service Provider shall provide such information as Service Recipient reasonably requests in order to audit or confirm the information contained in such invoice. Neither Party shall be required to pay or refund, as applicable, any amounts disputed in good faith until such dispute is fully resolved. Once the dispute is fully resolved, the agreed-upon Fee amounts shall be paid or refunded, as applicable, within ten (10) calendar days following such resolution. Notwithstanding the foregoing, Service Recipient shall pay Service Provider all undisputed Fees in accordance with Service Recipient’s standard billing practices.

Section 2.3 Expenses. Service Recipient shall promptly reimburse Service Provider for any reasonable costs and expenses incurred by Service Provider in connection with any Services specifically requested by Service Recipient and actually performed by Service Provider pursuant to the terms of this Agreement. Each such expenditure or cost shall be reimbursed only if Service Recipient receives prior approval from Service Recipient for such expenditure or cost, Service Provider furnishes to Service Recipient adequate written records and other documents reasonably acceptable to the Service Recipient evidencing such expenditure or cost.

Section 2.4 Taxes. Service Provider acknowledges and agrees that it will receive an IRS Form 1099-MISC from Service Recipient. All taxes imposed by law on Service Provider in connection with performance of this Agreement will be fully paid by Service Provider and all laws imposing such taxes will be fully complied with by Service Provider. Service Provider understands that Service Provider (and not Service Recipient) shall be responsible for the Service Provider’s own tax liability that may arise as a result of the performance of the Agreement or the transactions contemplated. For avoidance of any doubt, Service Recipient will not withhold and remit applicable taxes due unless required by law, and Service Provider acknowledges that it is responsible for collecting and remitting all applicable income taxes, social security or Medicare taxes, or any other taxes incurred with respect to its the Services. Service Provider will provide Service Recipient with the requisite tax documentation promptly following execution of this Agreement (e.g., Form W-9, Form W-8BEN).

Section 2.5 No Other Benefits. Service Provider shall not be entitled to any employee benefit or any other benefit normally provided to employees of the Service Recipient or its affiliates. Service Provider agrees and understands that Service Provider is not entitled to any benefits provided by Service Recipient or its affiliates to its employees.

ARTICLE 3. TERM AND TERMINATION

Section 3.1 Term and Termination. This Agreement shall be effective from the Effective Date through and including February 29, 2024 (the “Initial Term”), unless earlier terminated by the Parties as follows:

(a) Service Recipient may terminate this Agreement, or may terminate one or more of the Services (or portion thereof) at any time upon five (5) calendar days’ prior written notice to Service Provider; or

(b) if either Party breaches any material obligation hereunder, the non-breaching Party to the Agreement may immediately terminate this Agreement.
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Section 3.2 Renewal. On or prior to the expiration of the Initial Term, this Agreement may be extended as mutually agreed upon by the Parties in writing (each a “Renewal Term” and together with the Initial Term, the “Term”).

ARTICLE 4. RELATIONSHIP OF PARTIES

Section 4.1 Relationship of the Parties. The Parties agree that Service Recipient’s relationship with Service Provider under this Agreement is that of an independent contractor. Nothing in this Agreement shall be construed as creating an employer-employee relationship, partnership, joint venture, agency, trust, or other association of any kind, and this Agreement does not make either Party the agent or legal representative of the other Party for any purpose whatsoever. Neither Party shall act or represent or hold itself out as having authority to act as an agent or partner of the other Party, or in any way bind or commit the other Party to any obligations.

Section 4.2 Non-Disparagement. During of this Agreement and at any time thereafter, each Party shall refrain from making any false, disparaging, or derogatory statements to any media outlet, industry group, financial institution or current or former employee, consultant, client, or customer, or otherwise to any other person regarding the other Party or any of its directors, officers, employees, agents or representatives (as applicable) or, concerning Service Recipient, about the Service Recipient’s business affairs or financial condition.

Section 4.3 Confidentiality.

(a) Agreement Not to Disclose. Service Provider agrees not to use any Confidential Information (as defined below) disclosed to Service Provider by the Service Recipient for Service Provider’s own use or for any purpose other than to carry out discussions concerning, and the undertaking of, the Services. Service Provider agrees to take all reasonable measures to protect the secrecy of and avoid disclosure or use of Confidential Information of the Service Recipient in order to prevent it from falling into the public domain or the possession of persons other than agents of the Service Recipient or persons to whom the Service Recipient consents to such disclosure. Upon request by the Service Recipient, any materials or documents that have been furnished by the Service Recipient to Service Provider in connection with the Services shall be promptly returned by Service Provider to the Service Recipient.

(b) Definition of Confidential Information. “Confidential Information” means any information, technical data or know-how of, or disclosed by, the Service Recipient to Service Provider (whether disclosed before or after the date of this Agreement), including, but not limited to, information relating to business and product or service plans, financial projections, customer lists, business forecasts, sales and merchandising, human resources, patents, patent applications, computer object or source code, research, inventions, processes, designs, drawings, engineering, marketing or finance, which is indicated when disclosed to be confidential or proprietary or which information would, under the circumstances, appear to a reasonable person to be confidential or proprietary. Confidential Information does not include information, technical data or know-how that: (i) is in the possession of Service Provider at the time of disclosure, as shown by Service Provider’s files and records immediately prior to the time of disclosure; or (ii) becomes part of the public knowledge or literature, not as a direct or indirect result of any improper inaction or action of Service Provider. Notwithstanding the foregoing, Service Provider may disclose Confidential Information with the prior written approval of the Service Recipient or pursuant to the order or requirement of a court, administrative agency or other governmental body.

Section 4.4 No Rights Granted. Nothing in this Agreement shall be construed as granting any rights under any patent, copyright or other intellectual property right of the Service Recipient, nor shall this Agreement grant Service Provider any rights in or to the Service Recipient’s Confidential Information, except the limited right to use the Confidential Information in connection with the Services.
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Section 4.5 Assignment of Intellectual Property.

(a) To the extent that Service Provider jointly or solely conceives, develops or reduces to practice any new inventions, original works of authorship, developments, concepts, know-how, improvements or trade secrets, whether or not patentable or registrable under copyright or similar laws or other intellectual property which would be deemed to be Confidential Information of the Service Recipient (collectively, “Intellectual Property”) which clearly relates to the Service Recipient’s business or technology and has been created by the Service Provider solely in the course of the performance of Services such as in correspondence, e-mails, meetings or meetings relating to the Service Recipient, Service Provider hereby acknowledges that it is “work made for hire” for the benefit of the Service Recipient and hereby assigns all rights, titles and interest to such Intellectual Property to the Service Recipient.

(b) As requested by the Service Recipient and only with respect to Intellectual Property created by Service Provider for the Service Recipient as provided in Section 4.5(a), Service Provider shall take all steps reasonably necessary to assist the Service Recipient in obtaining and enforcing in its own name any such Intellectual Property right. Service Provider’s obligation to assist the Service Recipient shall continue beyond the termination of Service Provider’s relationship with the Service Recipient, but the Service Recipient shall compensate Service Provider at a reasonable rate after the termination of such relationship for time actually spent at the Service Recipient’s request providing such assistance.

Section 4.6 Future Assistance. In partial exchange for the consideration provided to Service Provider hereunder, Service Provider agrees that he will, during and after the Term, cooperate and make himself reasonably available to current Service Recipient personnel in the event Service Provider’s assistance is needed to locate, understand, or clarify work previously performed by Service Provider or another work-related issue relating to Service Provider’s prior employment with Bsquare. Service Provider also agrees that he will cooperate, assist, and make himself reasonably available to Service Recipient personnel or Service Recipient’s agents on an as-needed basis in order to respond to or address any complaint or issue raised by any person or entity that does/did business with Bsquare or Service Recipient or is/was associated with Bsquare or Service Recipient in any way. Finally, Service Provider agrees that he will provide truthful and accurate sworn testimony in the form of deposition, affidavit, and/or otherwise if requested by current Service Recipient personnel. Service Recipient will strive to keep the need for future assistance to a minimum, and will of course reimburse Service Provider for reasonable out-of-pocket expenses incurred as a result of Service Provider’s assistance and pay Service Provider for hours in excess of ten (10) hours at the hourly rate in Section 2.1, unless such remuneration would be inappropriate or otherwise prohibited under existing law.

Section 4.7 Service Recipient Policies. Service Provider shall adhere to all of Service Recipient’s health, security, and safety regulations and shall be subject to Service Recipient’s policies generally applicable to consultants.

ARTICLE 5. INDEMNIFICATION

Section 5.1 Indemnification. Service Provider agrees to indemnify and save Service Recipient harmless from all liability, claims, losses, damages and costs (including reasonable attorneys’ fees) for injury to or death of any person or damage to any property (including that of Service Recipient) to the extent that such liability, claims, losses, damages and costs are due to or arise out of (i) any negligent or improper act or acts, whether of omission or commission, of Service Provider,; or (ii) Service Provider’s breach of this Agreement. This indemnity shall not be construed to negate, abridge or otherwise reduce any other right or obligation of indemnity which would otherwise exist as to any party or person described in this paragraph. The indemnity contained in this Section 5.1 shall continue notwithstanding the expiration or early termination of this Agreement or final payment of Service Provider’s Fees.
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ARTICLE 6. MISCELLANEOUS

Section 6.1 Binding Effect; Assignment. This Agreement and all of its provisions, rights, and obligations shall be binding upon and shall inure to the benefit of the Parties and their respective successors and permitted assigns. Neither this Agreement nor any of the rights, interests, or obligations hereunder shall be assigned by any Party, whether by operation of law or otherwise, except that Service Recipient may assign this Agreement without Service Provider’s consent to any of Service Recipient’s affiliates or in connection with an acquisition, consolidation or merger of Service Recipient or its affiliates or sale of all or substantially all of Service Recipient’s or its affiliates’ assets, and may collaterally assign its rights hereunder to any financial institution providing financing. Any attempted assignment in violation of this Section 5.1 shall be null and void.

Section 6.2 Entire Agreement; Amendments; Waiver. This Agreement (including the schedules attached hereto) constitute the entire understanding between the Parties with respect to the subject matter hereof, and supersede all prior agreements, letters of intent and understandings, both written and oral, between the Parties with respect to the subject of this Agreement. This Agreement may be amended only in a writing signed by the Parties. No course of dealing between the Parties shall be effective to amend or waive any provision of this Agreement. Any failure of either Party to comply with any obligation, covenant, agreement, or condition contained herein may be waived only if set forth in an instrument in writing signed by the Party to be bound by such waiver, but such waiver or failure to insist upon strict compliance with such obligation, covenant, agreement, or condition shall not operate as a waiver of, or estoppel with respect to, any other failure. Except as otherwise provided in this Agreement, the rights and remedies provided hereunder are cumulative and are not exclusive of any rights or remedies that either Party may otherwise have at law or in equity.

Section 6.3 Survival. The provisions of Article 4, Article 5, Section 6.6, and any obligation to pay Fees for Services provided shall survive any termination of this Agreement. Those provisions that logically ought to survive termination or expiration of this Agreement, and any remedies for breach thereof, shall survive.

Section 6.4 Headings. Article and section headings are for convenience of reference only and do not constitute a part of this Agreement and shall not be deemed to limit, characterize, or in any way affect any provision of this Agreement.

Section 6.5 Severability. If any term or other provision of this Agreement is determined by a court of competent jurisdiction to be invalid, illegal, or incapable of being enforced under any rule of law, or public policy, all other conditions and provisions of this Agreement shall nevertheless remain in full force and effect so long as the economic or legal substance of the transactions contemplated herein are not affected in any manner materially adverse to any Party. Upon such determination that any term or other provision is invalid, illegal, or incapable of being enforced, the Parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the Parties as closely as possible in a mutually acceptable manner in order that the transactions contemplated herein are consummated as originally contemplated to the fullest extent possible.

Section 6.6 Governing Law. This Agreement shall be construed in accordance with and governed by the internal laws of the State of Delaware without regard to the principles of conflict of laws.

Section 6.7 Construction. The language in this Agreement is to be construed according to its fair meaning and is not to be strictly construed for or against any Party. Nothing in this Agreement is to be construed as authorizing or requiring any action that is prohibited by applicable law, or as prohibiting any action that is required by applicable law.
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Section 6.8 No Third Party Beneficiaries. This Agreement is solely for the benefit of the Parties and is not intended to confer upon any other person any rights or remedies hereunder.

Section 6.9 Negotiation Expenses. Each Party to this Agreement shall bear its own costs and expenses associated with the negotiation, execution and delivery of this Agreement, and the transactions contemplated thereby.

Section 6.10 Voluntary Execution of Agreement. This Agreement is executed voluntarily, without any duress or undue influence on the part of any Party or on behalf of any Party, and with full intent to take all actions described in this Agreement. The Parties expressly acknowledge and agree that: (a) they have read this Agreement; (b) they have been represented in the preparation, negotiation, and execution of this Agreement by legal counsel of their own choice or that they have voluntarily declined to seek such counsel; (c) they understand the terms and consequences of this Agreement; and (d) they are fully aware of the legal and binding effect of this Agreement.

Section 6.11 Counterparts. This Agreement may be executed and delivered (including by facsimile transmission or any other electronic means of transmission) in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each Party and delivered to the other Parties, it being understood that all Parties need not sign the same counterpart.

[Signature Page Follows.]
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IN WITNESS WHEREOF, the Parties have executed this Agreement as of the Effective Date.

SERVICE PROVIDER:

/s/ Ralph C. Derrickson
Ralph C. Derrickson

SERVICE RECIPIENT:

KONTRON AMERICA, INCORPORATED

By: /s/ Ted Christiansen
Name: Ted Christiansen
Title: General Manager

SIGNATURE PAGE TO TRANSITION SERVICES AGREEMENT